FOR IMMEDIATE RELEASE
August 2, 2012

Genesis Energy, L.P. Reports Second Quarter 2012 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter results. Results for the quarter ended June 30, 2012 included the following items:

•
For the second quarter of 2012, we generated record total Available Cash before Reserves of $43.2 million, an increase of $11.3 million, or 35%, over the second quarter of 2011. Adjusted EBITDA increased $13.6 million to $54.3 million, or 33%, over the prior year period. Available Cash before Reserves and Adjusted EBITDA are non-GAAP measures that are defined and reconciled later in this press release to the most directly comparable GAAP financial measure, net income.

•	The partnership recorded net income for the quarter ended June 30, 2012 of $18.6 million, or $0.23 per unit, compared to $17.4 million, or $0.27 per unit, for the same period in 2011.

•
In July 2012, we amended and restated our senior secured credit facility with a syndicate of banks to, among other things, increase the committed amount from $775 million to $1 billion and the accordion feature from $225 million to $300 million. The changes also extended the term of our credit facility to July 2017.

•
On August 14, 2012, we will pay a total quarterly distribution of $36.6 million attributable to our financial and operational results for the second quarter of 2012, based on our quarterly declared distribution of $0.46 per unit. Our Available Cash before Reserves provided 1.18 times coverage for this quarterly distribution.

Grant Sims, CEO of Genesis Energy, said, "We are very pleased to once again announce a record quarter of Available Cash before Reserves for the partnership. We're very proud of the stability and insensitivity of our base businesses to commodity price levels or volatility. This stable performance, in combination with increasing contributions from our integration and growth initiatives, allowed us to increase our distribution to unitholders for the twenty-eighth consecutive quarter, twenty-three of which have been 10% or greater over the year earlier quarter."
"These quarterly results were achieved in spite of ongoing maintenance, which we believe should end this quarter, at several dedicated fields that significantly reduced throughput on one of our major pipelines and with no contribution yet from several announced growth projects like our Walnut Hill rail facility or our Texas City terminal and pipeline expansion. As mentioned above, just last week we increased our committed credit to give us the financial flexibility to pursue significant organic opportunities as well as opportunistic acquisitions if they make sense to us as we continue to build our business."
"As we look forward to the rest of the year and into 2013, we, along with our dedicated associates here at Genesis, will continue to do all we can to achieve our goals of delivering double-digit annual growth in distributions, an increasing coverage ratio and a better than investment grade leverage ratio, while never compromising our commitment to safe, responsible and reliable operations."
Financial Results
Available Cash before Reserves (a non-GAAP measure) increased to $43.2 million in the second quarter of 2012 as compared to $31.9 million for the same period in 2011. The primary components impacting Available Cash before Reserves are Segment Margin, corporate general and administrative expenses (excluding non-cash charges), interest expense and maintenance capital expenditures. Variances from the second quarter of 2011 in these components are explained as follows:
Segment Margin
Segment Margin is defined and reconciled later in this press release to income before income taxes. During the second quarter of 2012 (or “2012 Quarter”), Segment Margin increased $15.2 million over the second quarter of 2011 (or “2011 Quarter”) primarily reflecting the impact of acquisitions and higher volumes in our pipeline transportation and supply and logistics segments. Segment results for the second quarters of 2012 and 2011 were as follows:

	Three Months Ended June 30,
	2012	2011
	(in thousands)
Pipeline transportation	$20,785	$16,927
Refinery services	17,278	18,947
Supply and logistics	24,768	11,799
Total Segment Margin (1)	$62,831	$47,673

(1) We define Segment Margin as revenues less product costs, operating expenses (excluding non-cash charges such as depreciation and amortization), and segment general and administrative expenses, plus our equity in distributable cash generated by our equity investees. In addition, our Segment Margin definition excludes the non-cash effects of our stock appreciation rights plan and includes the non-income portion of payments received under direct financing leases. A reconciliation of Segment Margin to income before income taxes is presented for periods presented in the table at the end of this release.

Pipeline transportation Segment Margin increased $3.9 million, or 23%, between the second quarter periods. The contribution from our recently acquired interests in certain Gulf of Mexico pipelines and higher crude oil tariff revenues were the primary factors increasing Segment Margin. These increases were partially offset by a decrease in the contribution to Segment Margin from CHOPS as a result of ongoing improvements by producers at the connected production fields.

Our refinery services Segment Margin declined slightly to $17.3 million in the 2012 Quarter due to longer than anticipated refinery turnarounds at some of our largest refinery service locations. To ensure uninterrupted supplies to our customers, we incurred increased costs as a result of processing at and shipping from less efficient locations during those turnarounds.

Supply and logistics Segment Margin increased $13 million, or 110%, between the quarters. The primary factors for Segment Margin increasing quarter-over-quarter were the acquisition of the black oil barge transportation assets that we acquired in August 2011 and increased volumes handled by our expanded trucking and barge fleets. Our volumes increased 30% as a result of increased volumes in our Alabama and Florida regions and increased industry activity in the shale oil areas in Texas and Wyoming.

Other Components of Available Cash

Corporate general and administrative expenses included in the calculation of Available Cash before Reserves increased by $1.6 million primarily due to increased salaries and benefits associated with additional personnel to support our growth and increased equity compensation expense driven by a higher common unit price. Interest costs increased $2 million from the 2011 Quarter primarily as a result of increased borrowings for acquisitions and other growth projects. Capitalized interest costs of $0.8 million attributable primarily to our investments in the SEKCO pipeline joint venture partially offset the increase in interest expense, resulting in a net increase in interest expense of $1.2 million.

Several adjustments to net income are required to calculate Available Cash before Reserves.

The calculation of Available Cash before Reserves for the quarters ended June 30, 2012 and 2011 was as follows:

	Three Months Ended June 30,
	2012	2011
	(in thousands)
Net income	$18,584	$17,358
Depreciation and amortization	15,357	14,253
Cash received from direct financing leases not included in income	1,249	1,141
Cash effects of sales of certain assets	767	1,413
Effects of distributable cash generated by equity method investees not included in income	6,752	4,921
Cash effects of equity-based compensation plans	(477)	(716)
Non-cash equity-based compensation expense (benefit)	1,013	(270)
Expenses related to acquiring or constructing assets that provide new sources of cash flow	180	1,466
Unrealized loss (gain) on derivative transactions excluding fair value hedges	816	(6,968)
Maintenance capital expenditures	(806)	(610)
Non-cash tax benefit	(402)	(124)
Other items, net	181	80
Available Cash before Reserves	$43,214	$31,944

Other Components of Net Income

In the second quarter of 2012, the Partnership recorded net income of $18.6 million compared to $17.4 million for the second quarter of 2011. In addition to the factors impacting Available Cash before Reserves, net income included an increase quarter-over-quarter of $1.1 million in depreciation and amortization expense primarily due to the acquisition of the black oil barge transportation assets in August 2011. Our derivative positions resulted in a $0.8 million non-cash unrealized loss in the 2012 Quarter compared to a $7 million non-cash unrealized gain in the 2011 Quarter.

Distributions

We have increased our quarterly distribution rate for twenty-eight consecutive quarters. During this period, twenty-three of those quarterly increases have been 10% or greater year-over-year. Over the last four quarters, we have increased the distribution rate on our common units by a total of $0.045 per unit, or 10.8%. Distributions paid over the last four quarters, and the distribution to be paid on August 14, 2012 for the second quarter of 2012, are as follows:

Distribution For	Date Paid	Per Unit Amount
2012
2nd Quarter	August 14, 2012	$0.4600
1st Quarter	May 15, 2012	$0.4500
2011
4th Quarter	February 14, 2012	$0.4400
3rd Quarter	November 14, 2011	$0.4275
2nd Quarter	August 12, 2011	$0.4150

Earnings Conference Call

We will broadcast our Earnings Conference Call on Thursday, August 2, 2012, at 9:00 a.m. Central time. This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis' operations include pipeline transportation, refinery services and supply and logistics. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil, refined products, and certain industrial gases. Genesis' operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES	$922,668	$762,790	$1,855,611	$1,452,588

COSTS AND EXPENSES:
Costs of sales	869,202	713,977	1,751,044	1,368,997
General and administrative expenses	9,967	8,380	19,559	16,434
Depreciation and amortization	15,357	14,253	30,392	28,156
Net loss on disposal of surplus assets	473	249	217	238
OPERATING INCOME	27,669	25,931	54,399	38,763
Equity in earnings of equity investees	1,047	592	4,539	3,789
Interest expense	(10,228)	(9,011)	(20,824)	(17,710)
INCOME BEFORE INCOME TAXES	18,488	17,512	38,114	24,842
Income tax benefit (expense)	96	(154)	74	(454)
NET INCOME	$18,584	$17,358	$38,188	$24,388
NET INCOME PER COMMON UNIT:
Basic and Diluted	$0.23	$0.27	$0.50	$0.38
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	79,465	64,615	76,150	64,615

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Pipeline Transportation Segment
Onshore crude oil pipelines (barrels/day):
Jay	18,100	16,655	18,460	15,803
Texas	53,653	47,091	49,094	46,971
Mississippi	18,930	21,133	18,597	20,883
Onshore crude oil pipelines total	90,683	84,879	86,151	83,657
Offshore crude oil pipelines (barrels/day):
CHOPS (1)	43,407	108,964	72,468	139,666
Poseidon (1) (2)	214,470	—	202,108	—
Odyssey (1) (2)	36,091	—	38,080	—
GOPL (2)	18,125	—	21,367	—
Offshore crude oil pipelines total	312,093	108,964	334,023	139,666
CO2 pipeline (Mcf/day)
Free State	166,289	131,683	172,150	153,220

Refinery Services Segment
NaHS (dry short tons sold)	39,184	36,080	72,949	73,313
NaOH (caustic soda dry short tons sold)	14,670	26,209	35,588	50,849

Supply and Logistics Segment
Crude oil and petroleum products sales (barrels/day)	90,211	69,546	87,069	69,020

(1) Volumes for our equity method investees are presented on a 100% basis.
(2) Acquired in January 2012.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	June 30, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$15,042	$10,817
Accounts receivable - trade, net	231,526	237,989
Inventories	72,978	101,124
Other current assets	22,177	26,174
Total current assets	341,723	376,104
Fixed assets, net	512,252	416,925
Investment in direct financing leases, net	159,982	162,460
Equity investees	547,896	326,947
Intangible assets, net	83,525	93,356
Goodwill	325,046	325,046
Other assets, net	29,926	30,006
Total assets	$2,000,350	$1,730,844
LIABILITIES AND PARTNERS’ CAPITAL
Accounts payable - trade	$189,105	$199,357
Accrued liabilities	46,676	50,071
Total current liabilities	235,781	249,428
Senior secured credit facility	445,000	409,300
Senior unsecured notes	350,953	250,000
Deferred tax liabilities	12,110	12,549
Other long-term liabilities	23,204	16,929
Partners' capital:
Common unitholders	933,302	792,638
Total liabilities and partners' capital	$2,000,350	$1,730,844

Units Data:
Total common units outstanding	79,464,519	71,965,062

GENESIS ENERGY, L.P.
RECONCILIATION OF SEGMENT MARGIN TO INCOME BEFORE INCOME TAXES - UNAUDITED

(in thousands)

	Three Months Ended June 30,
	2012	2011
Segment margin	$62,831	$47,673
Corporate general and administrative expenses	(8,707)	(7,689)
Non-cash items included in general and
administrative costs	449	(30)
Cash expenditures not included in Adjusted EBITDA	180	1,466
Cash expenditures not included in net income	(494)	(740)
Adjusted EBITDA	54,259	40,680
Depreciation and amortization	(15,357)	(14,253)
Net loss from disposal of surplus assets	(473)	(249)
Interest expense, net	(10,228)	(9,011)
Cash expenditures not included in Adjusted EBITDA
or net income	314	(726)
Adjustment to exclude distributions from equity
investees and include equity in investees net income	(6,752)	(4,921)
Non-cash compensation charges	(1,013)	270
Other non-cash items	(2,262)	5,722
Income before income taxes	$18,488	$17,512

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. Please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and other filings, including the Partnership's Current Reports on Form 8-K and Quarterly Reports on Form 10-Q for additional information and risk factors that may affect these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement.

This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of available cash and Adjusted EBITDA. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available Cash before Reserves. Available Cash before Reserves, also referred to as distributable cash flow, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because Available Cash before Reserves excludes some items that affect net income or loss and because these measures may vary among other companies, the Available Cash before Reserves data presented in this press release may not be comparable to similarly titled measures of other companies.

Available Cash before Reserves is a performance measure used by our management to compare cash flows generated by us to the cash distribution paid to our common unitholders. This is an important financial measure to our public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available

Cash before Reserves is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

Available Cash before Reserves is net income as adjusted for specific items, the most significant of which are the addition of non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets) and unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital expenditures, which are expenditures that are necessary to sustain existing (but not to provide new sources of) cash flows.

Adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") is commonly used as a supplemental financial measure by management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516